Exhibit 99.1

YUM! BRANDS ANNOUNCES LEADERSHIP TRANSITION PLANS;

DAVID GIBBS TO RETIRE IN 2026

The Board of Directors is Conducting a Thorough Succession Planning Process

Louisville, KY, March 31, 2025 – Yum! Brands, Inc. (NYSE: YUM) today announced that David Gibbs, Chief Executive Officer, has informed the Board of Directors of his intention to retire from the Company in the next year.

The Board has established a succession planning committee and will work deliberately to identify and appoint the best candidate to lead the company’s next chapter. Gibbs will continue leading the company throughout the search process until his retirement, expected in the first quarter of 2026.

“During my time as CEO and throughout my 36 years with Yum! Brands, it has been an honor to work alongside this incredibly talented team and our dedicated franchisees to build the most loved, trusted, and connected restaurant brands around the world,” said Gibbs. “I set out to strengthen and broaden the appeal of our iconic brands, build industry-leading digital capabilities, dramatically accelerate the pace of profitable new unit development, and amplify our people-first culture. I am pleased with the progress we have made on all fronts and know that Yum! Brands is now stronger and more resilient than ever. I look forward to supporting the next CEO candidate and ensuring the company is set up for continued success. In the meantime, my focus remains on executing our strategy and delivering against our growth commitments.”

Gibbs has served as Yum! Brands’ CEO since January 2020. As CEO, Gibbs focused on leading the company’s digital transformation, building the Company’s development engine and delivering strong shareholder returns powered by a people-first culture of collaboration. Simultaneously, Gibbs also successfully navigated the Company through the COVID-19 pandemic and an increasingly complex operating environment, making the Company a top performer in the restaurant industry. During Gibbs’ tenure, digital sales surpassed $30 billion in 2024 with over 50% of sales through digital channels and the pace of annual net new unit development tripled, leading to more than 61,000 restaurant units worldwide.

“Along with the entire Board of Directors, I commend David for his dedication to Yum! Brands and applaud his transformative impact on the company – not just in his time as CEO, but throughout the entirety of his nearly four-decade career with Yum! Brands,” said Brian Cornell, Non-Executive Chairman of the Yum! Brands Board of Directors and Chairman and CEO of Target Corporation. “The Board is committed to overseeing a thorough succession planning process and appreciates David’s continued leadership of the business as well as the ample timeline provided to ensure a seamless leadership transition.”

About Yum! Brands

Yum! Brands, Inc., based in Louisville, Kentucky, and its subsidiaries franchise or operate a system of over 61,000 restaurants in more than 155 countries and territories under the company’s concepts – KFC, Taco Bell, Pizza Hut and Habit Burger & Grill. The Company’s KFC, Taco Bell and Pizza Hut brands are global leaders of the chicken, Mexican-inspired food, and pizza categories, respectively. Habit Burger & Grill is a fast casual restaurant concept specializing in made-to-order chargrilled burgers, sandwiches and more. In 2024, Yum! was named to the Dow Jones Sustainability Index North America, Newsweek’s list of America’s Most Responsible Companies, USA Today’s America’s Climate Leaders and 3BL’s list of 100 Best Corporate Citizens. In 2025, the Company was recognized among TIME magazine’s list of Best Companies for Future Leaders. In addition, KFC, Taco Bell and Pizza Hut led Entrepreneur’s Top Global Franchises 2024 list and were ranked in the first 25 of Entrepreneur’s 2025 Franchise 500, with Taco Bell securing the No. 1 spot in North America for the fifth consecutive year.

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Yum! Brands

YumPublicRelations@yum.com

(502) 874-8200